Exhibit 10(a)

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of June 2, 2003, is made and entered into by and between PCQUOTE.COM, INC., a Delaware corporation (“Seller”), and Money.net, Inc., a Delaware corporation (“Purchaser”).

WHEREAS, Seller desires to sell certain of Seller’s assets relating to Seller’s retail Internet business that consists of Seller’s website and the sale, processing and delivery of exchange data and services via the internet to non-professional, individual investors, and as such business and operations are currently operated (the “Business”);

WHEREAS, Purchaser desires to purchase such assets and assume certain of Seller’s liabilities;

NOW, THEREFORE, in consideration of the mutual representations, warranties and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties hereto, intending to be legally bound, hereby covenant and agree as follows:

Article I
Purchase and Sale

Section 1.1                                   Sale and Purchase of Assets.  Subject to and upon the terms and conditions contained herein, at the Closing (as hereinafter defined), Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase, accept and acquire from Seller, the following (collectively, the “Purchased Assets”):

(a)                                  The furniture, office equipment, computer equipment, machinery, equipment, vehicles, and other items of personal property owned by Seller to the extent set forth on Schedule 1.1(a);

(b)                                 The intellectual property rights owned by Seller to the extent set forth on Schedule 1.1(b) (the “Transferred Intellectual Property”);

(c)                                  All customer lists owned by Seller and relating to the Business

(d)                                 Copies of all books, documents and records owned by Seller and relating to the operation of the Business;

(e)                                  Copies of all personnel records and payroll records for calendar years 2002 and 2003 for all employees of Seller;

(f)                                    All rights, privileges and interest of Seller arising from the contracts, agreements and understanding to the extent set forth on Schedule 1.1(f) (the “Assigned Contracts”);

(g)                                 All right, title and interest in any assignable licenses and permits relating to the Business; and

(h)                                 All materials and supplies and sundry items owned by Seller and relating to the operation of the Business.

Notwithstanding the foregoing, Seller will not deliver any computer sourcecode relating to any of the Purchased Assets at the Closing.  Promptly after the Closing, Seller will deliver such sourcecode to into an escrow pursuant to such terms and with such escrow agent as may be acceptable to the parties with such sourcecode to be delivered to Purchaser upon Seller’s receipt of the cash payment of the Purchase Price contemplated in Section 1.7(a) below.

Section 1.2                                   Excluded Assets.  The Purchased Assets shall not include any of the following (collectively, the “Excluded Assets”):

(a)                                  all cash, cash equivalents, and bank deposits

(b)                                 The intellectual property rights owned or licensed by Seller to the extent set forth on Schedule 1.2(b) (the “Excluded Intellectual Property”);

(c)                                  any tax refund or tax credit (or right to claim such a tax refund or tax credit) for any period ending on or prior to the Closing Date;

(d)                                 all policies of insurance maintained by Seller;

(e)                                  any of Seller’s property, real or personal, other than the Purchased Assets including, without limitation any assets not used in the Business and the assets listed on Schedule 1.2(e); and

(g)                                 all accounts receivable, notes receivable (and any security relating to such notes) and all other receivables of any other kind.

Section 1.3                                   Assumed Liabilities.  Commencing from and after the Closing Date, Purchaser shall assume and agree to pay, perform and discharge, promptly when due the following duties, liabilities and obligations (the “Assumed Liabilities”):

(a)                                  all liabilities relating to the Business and/or the Purchased Assets to the extent accruing after the Closing;

(b)                                 all obligations accruing for all periods from and after the Closing under the Assigned Contracts;

(c)                                  all credit balances due to customers including, but not limited to, those resulting from prepayment and overpayment (“Customer Credits”);

(d)                                 obligations to customers relating to services to be rendered after the Closing and pertaining to the Business for which Seller has already issued invoices (“Invoiced Post-Closing Services”); and

(e)                                  all other debts, obligations and liabilities specifically assumed by Purchaser under this Agreement.

Section 1.4                                 Transaction with HyperFeed Technologies, Inc. and Ancillary License Agreement.

At the Closing Seller shall enter into a License Agreement in the form attached hereto as Exhibit A-1, pursuant to which Seller will license to Purchaser certain intellectual property rights described in Exhibit A to be licensed from Seller to Purchaser.

At the Closing Seller shall cause HyperFeed Technologies, Inc. (“Parent”) to enter into a License Agreement in the form attached hereto as Exhibit A-2 (together with the license agreement referenced in the preceding paragraph, the “License Agreements”), pursuant to which Parent will license to Purchaser certain intellectual property rights described in Exhibit A (together with the intellectual property to be licensed by Seller pursuant to the preceding paragraph, the “Licensed Intellectual Property”).  All Licensed Intellectual Property shall be deemed Excluded Intellectual Property under this Agreement.

In exchange for the licenses granted in the License Agreements and in addition to the payments set forth in Section 1.7 below, Purchaser agrees to amend the DataFeed License Agreement dated October 15, 2002 between Purchaser and Parent (the “DLA”) in a form to be agreed to by the parties no later than the Closing, which amendment shall extend the term of such DLA through January 31, 2008 and shall increase the licensing fees payable under such DLA as follows: (i) beginning February 1, 2004, Purchaser shall pay to Seller an additional $5,000 per month in licensing fees for services provided under such DLA for a total monthly minimum fee of $25,000 (“Minimum Monthly Fees”), (ii) in addition to Minimum Monthly Fees, Purchasers shall pay the following additional incremental fees based on usage:

Number of Users	Usage Fees	Total Monthly Fees
3000-5499 users	$10,000 per month	$35,000 per month
5500-unlimited users	$20,000 per month	$45,000 per month

; provided, however, (A) in calculating the number of users above, pre-existing customers of Purchaser will not be included and future customers of Purchaser that do not utilize any of the Purchased Assets will also not be included and (B) the aggregate license fees payable under the DLA shall be reduced by $1,000 per month in the event that, and for so long as thereafter, the iTrading.com “Private Label Site” has not “gone live” by February 1, 2004 as contemplated in that certain Marketscreen Private Label Agreement dated January 30, 2003, as amended, between Seller and iTrading.com, a Delaware limited liability corporation unless Purchaser collects payments under such agreement notwithstanding any failure to “go live”; (iii) Purchaser shall also pay $3,000 per month for Iverson Historical Data and (iv) Purchaser will be able to terminate the DLA anytime after January 31, 2006, upon written notice to Parent provided that Purchaser pays Parent any outstanding amounts due and a termination fee based on the number of users at the time of termination as follows:

Number of Users	Total Termination Fee
0 - 5499 users	$50,000
5500 or more users	$100,000

Seller acknowledges and agrees that any breach by Parent of the DLA referenced above shall be deemed a breach of this Agreement by Seller.

Section 1.5                                   Transition Services.  Following the Closing and pursuant to the terms and conditions set forth in the form of Transition Services Agreement attached hereto as Exhibit B (the “Transition Services Agreement”), Seller will provide certain transition services to Purchaser as described in the Transition Services Agreement.

Section 1.6                                 Closing.  The closing of the transactions contemplated hereby (the “Closing”) shall occur on June 2, 2003 (the “Closing Date”) or such other date as the parties may agree in the offices of Wildman, Harrold, Allen & Dixon, 225 West Wacker Drive, Chicago, Illinois 60606; provided, however, the parties may close by facsimile with original to follow by overnight courier.

Section 1.7                                   Purchase Price.  The aggregate consideration (the “Purchase Price”) to be paid to Seller for the Purchased Assets and covenants contained in this Agreement shall be both of the following:

(a)                                  a $300,000 cash payment payable on June 15, 2003 in immediately available funds pursuant to the following wire transfer instructions:

Lakeside Bank

141 W. Jackson Boulevard

Chicago, IL 60604-2993

Routing #071001504

Account #1665799001

; and

(b)                                 delivery of a promissory note at closing in form and substance acceptable to Seller in the principal amount of $150,000 bearing interest at the rate of 8% per annum with interest and principal payable in twelve equal monthly installments commencing on June 1, 2003 and secured by a grant of a valid first priority security interest in the Purchase Assets.

In addition, Seller shall remit to Purchaser at Closing $70,000 representing the estimated amount of (i) accounts receivable and notes receivable as of the Closing pertaining Post-Closing Services and (ii) Customer Credits.  Within five (5) business days following the Closing, Seller and Purchase shall agree in good faith as to the actual amount of Customer Credits and accounts receivable for Post-Closing Services as of the Closing.  Upon the completion of such reconciliation, Purchaser and Seller agree to promptly make appropriate payments reconciling the actual amounts to the $70,000 estimate.

Section 1.8                                   Allocation of Purchase Price.  The Purchase Price shall be allocated to the Purchased Assets as set forth on Schedule 1.8.  Seller and Purchaser each covenant and warrant to each other that in no tax return hereafter filed by any party or any of their respective successors or assigns, shall the allocation of the Purchase Price be treated or reported inconsistently with or differently from the allocation of the Purchase Price set forth above, unless such change in allocation is the result of a determination by a governing authority for that year or a preceding year; and that in no tax audit, tax examination, tax or compliance review or tax litigation, will either party or any of their respective successors or assigns claim or assert that the allocation of the Purchase Price is inconsistent with or different than that which is set forth in Schedule 1.8, unless as a result of the determination made by a governing authority.

Section 1.9                                   Closing Deliveries.  In order to consummate the transactions contemplated hereby, the following items shall be executed and/or delivered at the Closing, as appropriate:

(a)                                  Seller shall deliver to Purchaser possession of the Purchased Assets and each of the following items executed by Seller as appropriate:

(i)                                     assignments, bills of sale and other instruments (including certificates of title, as applicable) in form and substance acceptable to Purchaser sufficient to transfer title to the Purchased Assets;

(ii)                                  all documentation reasonably required by Purchaser to effect the change by Seller of its corporate name to a new name bearing no resemblance to its present name and not including in such new name the words “PCQuote.com” or “PCQuote”;

(iii)                               all documentation reasonably required by Purchaser to effect the transfer of any trademarks, service marks, domain names or other intellectual property included in the Purchased Assets;

(iv)                              the License Agreements;

(v)                                 the Transition Services Agreement;

(vi)                              a Certificate of Good Standing for Seller from the Delaware Secretary of State dated within twenty (20) days of the Closing; and

(vii)                           a secretary’s certificate from Seller certifying Seller’s certificate of incorporation, bylaws, copies of resolutions duly adopted by the board of directors of Seller approving the execution and delivery of this Agreement and the closing of the transactions contemplated hereunder and the incumbency of the officers of Seller executing any document to be delivered pursuant to this Agreement.

From time-to-time after the Closing, at Purchaser’s request and without further consideration from Purchaser, Seller shall execute and deliver such other instruments of conveyance and transfer and take such other action as Purchaser reasonably may require to convey, transfer to and vest in Purchaser and to put Purchaser in possession of Purchased Assets, and to comply with the purposes and intent of this Agreement.

(b)                                 Purchaser shall deliver to Seller each of the following items executed by Purchaser as appropriate:

(i)                                     the Purchase Price payable in the manner described in Section 1.7 above;

(ii)                                  an assumption agreement in form and substance acceptable to Seller sufficient to assume the Assumed Liabilities;

(iii)                               the License Agreements;

(iv)                              the Transition Services Agreement; and

(v)                                 a Certificate of Good Standing for Purchase from the Delaware Secretary of State dated within twenty (20) days of the Closing; and

(vi)                              a secretary’s certificate from Purchaser certifying Purchaser’s certificate of incorporation, bylaws, copies of resolutions duly adopted by the board of directors of Purchaser approving the execution and delivery of this Agreement and the closing of the transactions contemplated hereunder and the incumbency of the officers of Purchaser executing any document to be delivered pursuant to this Agreement.

From time-to-time after the Closing, at Seller’s request and without further consideration from Seller, Purchaser shall execute and deliver such other instruments and take such other action as Seller reasonably may require to evidence the assumption by Purchaser of the Assumed Liabilities, including without limitation those arising under the Assigned Contracts, and to comply with the purposes and intent of this Agreement.

Section 1.10                            Cooperation on Accounts Receivable.  Seller will receive the benefits from its operation of the Business through the Closing Date.  Except as otherwise provided herein, all monies received by either party hereto which, under the terms of this Agreement, belong to the other party, shall be received in trust by the party receiving such funds, and shall promptly upon receipt be paid over to the other party.  The parties agree, in this regard, to cooperate fully and to execute and deliver as expeditiously as possible such papers, checks and documents as are needed immediately to complete the transfer of such payments.  Purchaser shall attempt to collect for Seller’s account as Seller’s agent the accounts receivable of the Business that are due to Seller (the “Seller Accounts”) and shall remit any amounts collected to Seller on a weekly basis.  Seller shall provide to Purchaser a list of all Seller Accounts as of the Closing Date that identifies, by debtor, amount, age and invoice date, all accounts receivable of Seller relating to the business of Seller as of the Closing Date.  In attempting to collect the Seller Accounts, Purchaser shall employ such methods it and its affiliates customarily employ in collecting their own accounts, but it shall not be required to bring suit or otherwise commence any collection action in respect of any Seller Account or refer any Seller Account to a third party for collection.  Any extraordinary collection efforts shall require approval from Seller and shall be at Seller’s expense.  If Purchaser receives payment from a customer who is indebted both to Seller on a Seller Account and to Purchaser, Purchaser shall apply that payment to the particular invoice or account liability, if any, referenced by the customer in connection with the making of the payment or, in the absence of any such reference or other clear identification (including but not limited to an exact matching of an invoice amount, invoice date or a statement from the customer), to the oldest invoice or account liability first.  Purchaser shall not use any direct or indirect means to cause any customer indebted to both Purchaser and Seller to designate payment to Purchaser instead of Seller on a Seller Account.  Together with its remission to Seller of amounts collected upon Seller Accounts, Purchaser will give Seller notice of any instances in which a customer, who is indebted both on a Seller Account and to Purchaser, advises Purchaser that a payment is to be applied otherwise than to the oldest invoice or account liability first.  Promptly after the close of each week during which Seller receives any payment (other than through Purchaser) on Seller Accounts outstanding at the Closing Date, Seller shall provide Purchaser with a list of all such direct receipts.  Seller agrees not to seek collection on any Seller Accounts for 90 days following the Closing.  Thereafter, Seller may use any legal means to seek collection on a Seller Account.

Article II
Purchaser’s Representations and Warranties

Purchaser represents and warrants that the following are true and correct as of this date and will be true and correct on the Closing Date as if made on that date:

Section 2.1                                   Organization and Good Standing.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware with all requisite power and authority to carry on the business and in good standing in which it is engaged, to own the properties it owns and to execute and deliver this Agreement and to consummate the transactions contemplated hereby.

Section 2.2                                   Authorization and Validity.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Purchaser, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser.  This Agreement and each other agreement contemplated hereby have been or will be prior to Closing duly executed and delivered by Purchaser and constitute or will constitute as of the Closing, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 2.3                                   Violation.  Neither the execution and performance of this Agreement or the other agreements contemplated hereby, nor the consummation of the transactions contemplated hereby or thereby, will (a) conflict with, or result in a breach of the terms, conditions and provisions of, or constitute a default under, the Certificate of Incorporation or Bylaws of Purchaser or of any agreement, indenture or other instrument under which Purchaser is bound, or (b) violate or conflict with any judgment, decree, order, statute, rule or regulation of any court or any public, governmental or regulatory agency or body having jurisdiction over Purchaser or the properties or assets of Purchaser.

Section 2.4                                   Finder’s Fee.  Purchaser has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby for which Seller may be liable.

Article III
Representations and Warranties of Seller

Except as set forth on the Disclosure Schedules attached to this Agreement, Seller represents and warrants that the following are true and correct as of this date and will be true and correct on the Closing Date as if made on that date.  Any reference in this Article or any Schedule attached hereto to Seller’s “knowledge” shall mean the actual knowledge of Jim Porter, Frank Guerrera, Randy Diehs.

Section 3.1                                   Organization and Good Standing.  Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on the business in which it is engaged and to own the properties it owns.  Seller is duly qualified to do business in Illinois and every other jurisdiction where the absence of such qualification would have a material adverse affect on the Business.

Section 3.2                                   Authorization and Validity.  The execution, delivery and performance of this Agreement and the other agreements contemplated hereby by Seller, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by the Board of Directors of Seller and shareholders of Seller, if necessary. This Agreement and each other agreement contemplated hereby have been or will be duly executed and delivered by Seller and constitute, or will constitute as of the Closing, legal, valid and binding obligations of Seller enforceable against Seller in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally or the availability of equitable remedies.

Section 3.3                                   Financial Statements.  Attached hereto as Schedule 3.3 are the unaudited balance sheets of Seller as of March 31, 2003, and the related statement of earnings before interest, tax, depreciation and amortization (or the equivalent) for the three-month period then ended (collectively, the “Financial Statements”). The Financial Statements fairly present the financial condition and results of operations of Seller as of the dates and for the periods indicated and have been prepared on a consistent basis with prior practices. Seller has no liability or obligation, whether absolute, contingent or otherwise as of the respective dates of the Financial Statements required to be recorded, reflected or disclosed thereon or therein which was not so recorded, reflected or disclosed.

Section 3.4                                   Employee Benefits. Seller does not sponsor, maintain, or otherwise is a party to, or is in default under, or has any accrued obligations under any pension, deferred compensation, bonus or other incentive plan, severance plan, health, group insurance or other welfare plan, employee benefit plan or other similar plan, agreement, policy or understanding.

Section 3.5                                   Absence of Material Adverse Change.  Since December 31, 2002, Seller has not suffered any material adverse change in its financial condition, assets, liabilities or business.

Section 3.6                                   Title Matters.  Except as set forth in Schedule 3.6 hereto, Seller owns the Purchased Assets free and clear of all liens, liabilities, claims, and encumbrances. Upon consummation of the transactions contemplated hereby, Purchaser shall receive good, valid, and marketable title to the Purchased Assets.

Section 3.7                                   Material Agreements.  Except for the Assigned Contracts, contracts listed as Excluded Assets or as otherwise set forth in Schedule 3.7 hereto, Seller has not entered into, nor are the Purchased Assets or the Business bound by, whether or not in writing, any (a) partnership or joint venture agreement; (b) deed of trust or other security agreement; (c) guaranty or suretyship, indemnification or contribution agreement or performance bond; (d) employment, consulting or compensation agreement or arrangement, including the election or retention in office of any director or officer; (e) labor or collective bargaining agreement; (f) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent to another; (g) deed or other document evidencing an interest in or contract to purchase or sell real property; (h)  lease of real or personal property, whether as lessor, lessee, sublessor or sublessee; (i) agreement for the acquisition of services, supplies, equipment or other personal property other than agreements entered into in the ordinary course of business; (j) contract containing noncompetition covenants; or (k) other agreement or commitment not made in the ordinary course of business consistent, that is material to the Business or financial condition of Seller (all of the foregoing are hereinafter collectively referred to as the “Material Agreements”). True, correct and complete copies of the written Material Agreements, and true, correct and complete written descriptions of the oral Material Agreements, have heretofore been delivered to Purchaser. There are no existing defaults with respect to the Material Agreements.  The Material Agreements are in full force and effect and are valid and enforceable obligations of the parties thereto in accordance with their terms.

Section 3.8                                   Intellectual Property Matters.  With respect to the Transferred Intellectual Property and the Licensed Intellectual Property (collectively, the “Intellectual Property”) and except as set forth in Schedule 3.8, (a) Seller,  or, as to the Licensed Intellectual Property, Parent, has the sole and exclusive right to use the Intellectual Property without infringing or violating the rights of any third parties, (b) no consent of third parties will be required for the use thereof by Purchaser upon consummation of the transactions contemplated by this Agreement, (c) no claim has been asserted by any person to the ownership of or right to use any Intellectual Property or challenging or questioning the validity or effectiveness of any such license or agreement, and Seller has no knowledge of any valid basis for any such claim. To Seller’s knowledge, no product, activity or operation of Seller infringes upon or involves, or has resulted in the infringement of, any intellectual property rights of any other person, corporation or other entity. No proceedings have been instituted, are pending or, to Seller’s knowledge, are threatened which challenge the rights of Seller with respect thereto.  Purchaser acknowledges and agrees that Seller will not be liable for and Seller will not have breached any representation or warranty under this Section 3.8 if Purchaser (i) uses the Intellectual Property other than as intended, (ii) combines the Intellectual Property with data, hardware or software provided by anyone other than Seller or its agents, or (iii) modifies any of the Intellectual Property.

Section 3.9                                   No Violation.  Neither the execution and performance of this Agreement or the agreements contemplated hereby nor the consummation of the transactions contemplated hereby or thereby will (a) result in a violation or breach of the Certificate of Incorporation or Bylaws of Seller or any agreement or other instrument under which Seller is bound or to which any of the Purchased Assets are subject, or result in the creation or imposition of any lien, charge or encumbrance upon any of the

Purchased Assets or (b) violate any applicable law or regulation or any judgment or order of any court or governmental agency.

Section 3.10                            Consents.  Seller has received all necessary authorizations, consents, and approvals required (a) to authorize the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Seller or (b) in connection with the transfer of any Purchased Assets from Seller to Purchaser, including but not limited to the assignment of the Assigned Contracts.

Section 3.11                            Finder’s Fee.  Seller has not incurred any obligation for any finder’s, broker’s or agent’s fee in connection with the transactions contemplated hereby for which Purchaser may be liable or for which a claim could be asserted against the Purchased Assets.

Section 3.12                            Claims and Proceeding.  Schedule 3.12 is a complete and accurate list and description of all claims, actions, suits, proceedings and investigations currently pending or, to Seller’s knowledge, threatened against or affecting the Business or any of the Purchased Assets, at law or in equity, or before or by any court, municipal or other governmental department, commission, board, agency or instrumentality.  No inquiry, action or proceeding has been asserted, instituted or, to Seller’s knowledge, threatened to restrain or prohibit the carrying out of the transactions contemplated by this Agreement or to challenge the validity of such transactions or any part thereof or seeking damages on account thereof.

Section 3.13                            Employee Matters.  Set forth in Schedule 3.13 hereto is a complete and accurate list of all employees of Seller as of the date of this Agreement, together with their positions and their annual salaries and other compensation. Except as set forth in Schedule 3.13 hereto, to Seller’s knowledge, Seller is in compliance with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours and is not engaged in, nor has it committed, any unfair labor practice as defined in the National Labor Relations Act of 1947, as amended.

Section 3.14                            Real Property.  Seller owns no real property.

Article IV

Covenants and Agreements

Section 4.1                                   Covenant Not to Compete. Acknowledging that the following restrictions are reasonable and necessary in order to protect Buyer’s legitimate interests, and that any violation thereof would result in irreparable injury to Purchaser, Seller and Parent agree and covenants as follows:

(a)                                  Non-Competition by Seller.  During the period beginning on the Closing Date and ending on February 1, 2006 (the “Non-Compete Period”), except as hereafter provided, neither Seller nor Parent shall alone, through any subsidiary or joint venture or as a member, partner, or agent of any partnership, or as an agent, member, stockholder (except stockholder of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange or traded over the counter) or as an investor in any corporation or other person or entity of any kind whatsoever, directly or indirectly, (i) engage in, (ii) own, manage, operate, control or participate in the ownership, management, operation or control of, or (iii) be connected in any manner with, any business or activity which engages in a business competitive with the Business in anywhere in the United States.  Notwithstanding anything to the contrary contained in this Section, (A) Seller shall be entitled to exercise its rights and obligations (i) under that certain Distribution Agreement between Townsend Analytics Ltd. and Seller dated July 31,

2001 (a summary of the relationship under such agreement is attached as Schedule 4.1(a) and (ii) in relation to current and future web data and display data customer contracts, and (B) Seller and Parent shall not be prevented in any way from (X) selling any of its other divisions, subsidiaries, or other businesses to a Person which is or may be in competition with the Business, (Y) entering into a joint venture with a Person relating to another division, subsidiary or other business of Seller, which Person is also in competition with the Business; provided such joint venture is not in competition with the Business, or (Z) merging with any Person which is or may be in competition with the Business.

(b)                                 Non-Enticement.  During the period beginning on the date hereof and ending on February 1, 2006, neither Seller nor Parent shall directly or indirectly, whether for its own account or for or with any other person or entity of any kind whatsoever, hire, solicit or endeavor to entice away from Purchaser, any person who was employed by Seller or Parent (to the extent that such person worked in the Business) or Purchaser at any time during the period beginning one year prior to the date of this Agreement and ending on the second anniversary of the Closing Date, and neither Seller nor Parent shall approach any such person for any such purpose or authorize or knowingly cooperate with the taking of any such action by any other individual, person or entity.

(c)                                  Remedies.  In the event of any violation of this Section, Purchaser shall be authorized and entitled to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief as well as an equitable accounting of all profits or benefits arising out of such violation, which rights and remedies shall be cumulative and in addition to any other rights or remedies to which Purchaser may be entitled under applicable law or this Agreement.

(d)                                 Partial Invalidity.  In the event any of the restrictions contained in this Section are held to be in any respect an unreasonable restriction upon Seller, then the court so holding shall alter or amend this Agreement, including making any reduction in the territory to which it pertains and/or the period of time in which it operates, or effect any other change to the extent necessary to render any of the restrictions enforceable.  Each of the terms and provisions of this Section is and is to be deemed severable in whole or in part and, if any term or provision or the application thereof in any circumstances should be invalid, illegal or unenforceable, the remaining terms and provisions or the application thereof to circumstances other than those as to which it is held invalid, illegal or unenforceable, shall not be affected thereby and shall remain in full force and effect.

Section 4.2                                   Name Change.  At the Closing, Seller shall deliver to Purchaser executed but unfilled documentation in a form sufficient to change Seller’s name in Delaware and Illinois from “PCQUOTE.COM, INC.” to another name chosen by Seller which does not include the words “PCQUOTE” or “PCQUOTE.COM”.

Section 4.3.                                Consents of Third Parties.

(a)                                  Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any asset or agreement or any claim or right or any benefit arising under or resulting from such asset or agreement if an attempted assignment thereof, without the consent of a third party, would constitute a breach or other contravention of the rights of such third party, would be ineffective with respect to any party to an agreement concerning such asset, or would in any way adversely affect the rights of Seller or, upon transfer, Purchaser under such asset or agreement.  If any transfer or assignment by Seller to, or any assumption by Purchaser of, any interest in, or liability, obligation or commitment under, any asset or agreement requires the consent of a third party, then such assignment or assumption shall be made subject to such consent being obtained.  To the extent any Assigned Contract may not be assigned to Purchaser by reason of the absence of any such consent,

Purchaser shall not be required to assume such Assigned Contract and if not assigned shall not be entitled to receive benefits arising under such Assigned Contract.

(b)                                 In connection with those consents that have not been obtained as of the Closing, Seller and Purchaser hereby agree that, until any such required consent is obtained, Seller, or HyperFeed Technologies, Inc., as appropriate, shall, with the reasonable and necessary cooperation of Purchaser continue to fulfill any and all obligations and commitments, and enforce any and all rights, of Seller in connection with any asset, claim or right that constitutes a Purchased Asset or Assigned Contract but for which any required consent has not been obtained, and that Purchaser shall be entitled to all of the economic claims, rights and benefits under such asset, claim or right and Seller shall pay or cause to be paid to Purchaser all such economic benefits as promptly as practicable following receipt by Seller or its parent; provided that Purchaser shall be responsible for the Assumed Liabilities, if any, arising under such asset, claim or right, to the extent that Purchaser has received the economic benefit of such asset, claim or right, and further provided that Purchaser shall reimburse Seller for its costs to fulfill any such obligations, commitments or enforcement of rights.

Article V
Indemnification

Section 5.1                                   Seller’s Indemnity.  Subject to the terms and conditions of this Article V, Seller hereby agrees to indemnify, defend and hold Purchaser and its shareholders, officers, directors, agents, attorneys and affiliates (defined as Purchaser and any person or entity controlling, controlled by, or under common control with, Purchaser) harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, reasonable attorneys’ fees and expenses (collectively, “Damages”), incurred by any or all of them or assessed against the Purchased Assets by reason of or resulting from or based upon the material inaccuracy of any representation or material breach or material default of or under any warranty, covenant or agreement made by Seller in this Agreement or any exhibit or schedule attached hereto or in any certificate, document or other instrument delivered by Seller in connection with the transactions contemplated by this Agreement.

Section 5.2                                   Purchaser’s Indemnity.  Subject to the terms and conditions of this Article V, Purchaser hereby agrees to indemnify, defend and hold Seller and its shareholders, officers, directors, agents, attorneys and affiliates (defined as Seller and any person or entity controlling, controlled by, or under common control with, Seller) harmless from and against all Damages asserted against or incurred by any or all of them by reason of or resulting from or based on any of the Assumed Liabilities or the material inaccuracy of any representation or material breach or material default of or under any warranty, covenant or agreement made by Purchaser in this Agreement or any exhibit or schedule attached hereto or in any certificate, document or other instrument delivered by Purchaser in connection with the transactions contemplated by this Agreement.

Section 5.3                                   Procedures for Indemnification.  The respective obligations and liabilities of Seller and Purchaser (the “indemnifying party”) to the other (the “party to be indemnified”) under Sections 5.1 and 5.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

(a)                                  Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party’s position) after receipt of notice of commencement of any legal action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing (but subject to the approval of the indemnified party which approval will not be unreasonably withheld or delayed) and at its own expense; provided, however, that the party to be indemnified may participate in the defense with counsel of its own choice and at its own expense and, provided further, that the failure of the party to be indemnified to give timely notice shall not affect the right to indemnification hereunder except to the extent (and then only to the extent) the indemnifying party proves actual damages caused by such failure.

(b)                                 In the event that the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party’s expense, subject to the right of the indemnifying party to assume the defense of such claims in accordance with this Section 5.3(b) at any time prior to settlement, compromise or final determination thereof.

(c)                                  Anything in this Section to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified, which consent shall not be unreasonably withheld.

(d)                                 The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

Section 5.4                                   Limitations Period.  All representations, warranties, covenants and obligations of Purchaser and of Seller under this Agreement shall survive the Closing for one (1) year.

Section 5.5                                   Exclusive Remedy.  The sole and exclusive remedy of each Party for any all monetary claims or Damages relating to or arising out of or in connection with this Agreement and the facts and circumstances relating and pertaining thereto shall be an action for indemnity pursuant to this Article which shall be governed and limited by this Article, whether any such claim is made in contract, breach of warranty, tort, statutory, or common law.

Section 5.6                                   Limits on Liability.

(a)                                  No indemnifying party shall have liability under this Article unless the aggregate amount of all Damages finally determined to arise from such breaches, misrepresentations or omissions exceeds Five Thousand Dollars ($5,000), and, in such event such indemnifying party shall be required to pay the amount of such Damages without regard to such threshold amount.

(b)                                 Notwithstanding anything to the contrary contained in this Agreement, no indemnifying party shall have any liability to any party to be indemnified to the extent that the breach of the warranty or covenant or the falsity of the representation upon which such liability would be based is disclosed in any of the Schedules or Exhibits to this Agreement.

(c)                                  The maximum amount of Damages that an indemnifying party shall, in the aggregate, be required to pay to all parties to be indemnified hereunder pursuant to any provision of this Agreement shall not, in the aggregate, exceed the Purchase Price.

Article VI

Miscellaneous

Section 6.1                                   Amendment and Waiver.  No provision of this Agreement may be amended, modified, supplemented or waived except by an instrument in writing executed by all of the parties hereto or, in the case of an asserted waiver, executed by the party against which enforcement of the waiver is sought.

Section 6.2                                   Successors and Assigns; Assignment.  This Agreement shall be binding upon and inure to the benefit of the heirs, successors, administrators, executors, and assigns of each of the Parties; provided, however, that this Agreement may not be assigned by any Party in whole or in part, to any third party without the express written permission of the other Party which permission may be withheld or conditioned in such Party’s sole discretion and without regard to any standard of commercial reasonableness. Any attempted assignment of this Agreement in violation of this paragraph shall, at the option of the non-assigning Party be rendered null and void and deemed a breach of the terms of this Agreement.

Section 6.3                                   Notice.  Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person, by overnight courier or by facsimile.  Such notice shall be deemed received on the date on which it is hand-delivered or sent by facsimile (with electronic confirmation), on the third business day following the date on which it is so mailed, or one day after timely deposit with an overnight courier for next-day delivery.  For purposes of notice, the addresses of the parties shall be as set forth on the signature page of this Agreement. Any party may change its address for notice by written notice given to the other parties in accordance with this Section.

Section 6.4                                   Confidentiality.

(a)     The Parties agree that any information provided by one to the other (whether in written, oral or other form)(the “Information”) is provided solely in connection with the transactions contemplated hereby and that only such directors, officers, employees, agents and consultants (including attorneys and auditors, the “Advisors”) of any Party who are directly involved in the proposed transactions will be provided access to such Information.  Unless approved by the other Party in writing, the Parties agree not to disclose any of such Information to any third Party who is not an Advisor except as required by statute, regulatory authority, court order or decree or except for the portions of such Information which are in or which come into the public domain other than through the acts or omissions of the Parties or their respective Advisors

(b)     Prior to the Closing, except as otherwise agreed in writing, the Parties agree not to disclose, and to take all steps necessary or desirable to ensure that none of its Advisors disclose the transactions contemplated hereby or the existence of this Agreement to any third party including, but not limited to, customers, potential customers, suppliers and potential suppliers, other than Advisors, except as may be required by statute, regulatory authority, court order or decree.

(c)     The Parties shall consult with each other as to the form and substance of any press release or other public disclosure regarding the transactions contemplated hereby, and neither Party shall make any public disclosure thereof prior to Closing without the written consent of the other, provided that nothing in this Agreement shall prohibit either Party from making any public disclosure which it, with the advice of counsel, deems reasonable necessary to comply with law applicable to it.

(d)     The Parties agree that, in connection with any breach or alleged breach by a Party of the terms and provisions of this Section, in addition to all other remedies available at law or hereunder, the injured Party shall be entitled to equitable relief, including injunctive relief and specific performance and all reasonable attorneys fees and court costs incurred in connection therewith.

(e)     The provisions of this section are in addition to any other confidentiality obligations a Party may have to whether by agreement, applicable law or otherwise and shall not, in any way, limit the applicability, scope or enforceability of such obligations.

Section 6.5                                   Entire Agreement.  This Agreement and the exhibits hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement or any other confidentiality agreement executed by a party shall not be affected by this Section.

Section 6.6                                   Transactional Expenses.  Except as otherwise provided in this Agreement, Purchaser and Seller shall each bear their respective costs and expenses of the transactions contemplated hereby, including without limitation, the fees and expenses of their attorneys, accountants and other advisors. The prevailing party in any arbitration or other legal proceeding hereunder or under any agreement executed pursuant hereto will, however, be entitled to recover its reasonable attorneys’ fees and expenses.

Section 6.7                                   Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term hereof, such provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

Section 6.8                                   Specific Performance.  Each party to this Agreement acknowledges that a refusal by the other party to consummate the transactions contemplated hereby will cause irrevocable harm to the non-refusing party, for which there may be no adequate remedy at law and for which the ascertainment of damages would be difficult.  Therefore, the non-refusing party shall be entitled, in addition to, and without having to prove the inadequacy of, other remedies at law, to specific performance of this Agreement, as well as injunctive relief.

Section 6.9                                   Governing Law.  This Agreement shall be governed by, and construed in accordance with, the substantive laws of the State of Illinois without reference or regard to the conflicts of law rules of any state or jurisdiction.  In the event a dispute arises under this Agreement, the parties agree and consent to the non-exclusive jurisdiction and venue of the state and federal courts located in Cook County, Illinois for the resolution of any dispute arising under this Agreement.  Each party irrevocably submits to the jurisdiction of such courts and waives any objection, which it may have based upon improper venue or forum non conveniens to the conduct of any proceeding in any such courts.

Section 6.10                            Captions.  The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

Section 6.11                            Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

Section 6.12                            Number and Gender.  Whenever the context requires, references in this Agreement to the singular number shall include the plural, the plural number shall include the singular and words denoting gender shall include the masculine, feminine and neuter.

Section 6.13                            No Third Party Beneficiaries. Except as expressly indicated elsewhere in this Agreement, nothing expressed or implied in this Agreement is intended or will be construed to confer upon or give any person or entity other than the parties to this Agreement any rights or remedies under or by reason of this Agreement or any transactions contemplated hereby.

Section 6.14                            Waiver of Trial by Jury.  EACH OF THE PARTIES TO THIS AGREEMENT WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS.  EACH OF THE PARTIES TO THIS AGREEMENT REPRESENTS THAT IT HAS REVIEWED THIS WAIVER AND KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL.  IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 6.15                            No Strict Construction.  This Agreement has been prepared, and negotiations in connection herewith have been carried on, by the joint efforts of the parties to this Agreement and their respective counsel. This Agreement is to be construed fairly and simply and not strictly for or against any of the parties to this Agreement.  This Agreement is acknowledged by each Party as having been co-drafted.

Section 6.16                            Incorporation of Recitals, Exhibits and Schedules.  The recitals above and all exhibits and schedules identified in or attached to this Agreement are incorporated herein by reference and made a part of this Agreement.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed this Asset Purchase Agreement as of the date first above written.

PURCHASER:

MONEY.NET, INC.,
a Delaware corporation

By:	/s/ H.L. Van Arnem
Name:	H.L. Van Arnem
Its:	CEO & Chairman

Address:	155 Spring Street
3rd FL
NY, NY 10012
Attn:
Fax:

SELLER:

PCQUOTE.COM, INC.,
a Delaware corporation

By:	/s/ Jim R. Porter
Name:	Jim R. Porter
Its:	CEO

Address:	300 S. Wacker Dr.
Chicago, IL 60606

Attn:
Fax:

The undersigned hereby agrees and covenants to be bound by the terms and provisions of Section 4.1 hereof; provided such provisions shall not be amended without the approval of the undersigned.

HyperFeed Technologies, Inc.,
a Delaware corporation

By:	/s/ Jim R. Porter
Name:	Jim R. Porter
Its:	CEO